FOR IMMEDIATE RELEASE

Judy Blake

Hughes Network Systems, LLC

(301) 601-7330

jblake@hns.com

Hughes Announces Results of Rights Offering

Germantown, Md., March 27, 2006—Hughes Communications, Inc. (OTCBB: HGCM), the holding company for Hughes Network Systems, LLC, announced today the successful completion of the rights offering that the Company launched on February 21, 2006. The Company announced that it sold 7,843,141 shares of its common stock at the $12.75 per share offering price through the exercise of both basic and oversubscription privileges in the rights offering.

Total proceeds to the Company were $100 million, including the conversion of $68.4 million of principal of the $100 million loan to the Company from affiliates of Apollo Management, the Company’s largest stockholders, at the same $12.75 per share offering price.

The $31.6 million net cash proceeds of the rights offering are being used by the Company to repay the balance of the $100 million loan from affiliates of Apollo Management in accordance with its terms. That loan, which has now been fully repaid, funded the January 2006 purchase by the Company of the 50% of Hughes Network Systems, LLC from The DIRECTV Group, Inc. that the Company did not previously own.

In total, approximately 97.4% of the rights, representing 7,639,175 shares of the Company's common stock, were subscribed for as a result of the basic subscription privilege, with the remaining 203,966 shares being sold to shareholders exercising their oversubscription privileges. As a result of the transaction, the total number of shares of the Company's common stock on a fully diluted basis is approximately 19 million. Following the completion of the transaction, Apollo Management and its affiliates continue to own approximately 65% of the Company’s total common stock on a fully diluted basis.

The shares sold to affiliates of Apollo Management were sold in reliance on Rule 506 under the Securities Act of 1933, as amended. The issuance of shares to affiliates of Apollo Management was not registered under the Securities Act of 1933, as amended, and such shares may not be offered or sold in the U.S. absent registration or an applicable exemption from registration requirements.

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Hughes Announces Results of Rights Offering, page 2

About Hughes Communications, Inc.

Hughes Communications, Inc. (OTCBB:HGCM) is the 100 percent owner of Hughes Network Systems, LLC. Hughes is the global leader in providing broadband satellite networks and services for enterprises, governments, small businesses, and consumers. HughesNet® encompasses all broadband solutions and managed services from Hughes, bridging the best of satellite and terrestrial technologies. Its broadband satellite products are based on the IPoS (IP over Satellite) global standard, approved by the TIA, ETSI, and ITU standards organizations. To date, Hughes has shipped more than 1 million systems to customers in over 100 countries.

Headquartered outside Washington, D.C., in Germantown, Maryland, USA, Hughes maintains sales and support offices worldwide. For more information, please visit www.hughes.com.

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HUGHES and HUGHESNET are trademarks of Hughes Network Systems, LLC.